Exhibit 10.3

      RIGHT OF FIRST OFFER, RIGHT OF NEGOTIATION AND BOARD ATTENDANCE RIGHT

         This Right of First Offer, Right of Negotiation and Board Attendance Right Agreement (this "Agreement") is made and entered into effective as of August 5, 2005 by and between Park City Group, Inc., P.O. Box 5000, Park City, Utah 84060 ("PCG") and Cannon Equipment Company, a Minnesota corporation ("Cannon"), with a place of business at 15100 Business Parkway, Rosemount, MN 55068.

                                    RECITALS

         WHEREAS, concurrently with the execution of this Agreement, Cannon and PCG are entering into a variety of agreements as to the licensing of software, the provision of services and other matters.

         WHEREAS, in connection therewith and in consideration of the execution of these other agreements with PCG, Cannon desires that PCG grant to it certain rights.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the terms, conditions and the mutual agreements contained in this Agreement and the entry by Cannon into the transactions contemplated by the first Whereas Clause in the Recitals, and intending to be legally bound hereby, Cannon and PCG agree as follows:

                                   ARTICLE 1.
                  RIGHT OF FIRST OFFER AND RIGHT OF NEGOTIATION

         1.1. Issuance of Company Equity. Except as otherwise provided in this
Article 1, until December 31, 2005 or if later the end of any Offer Period which occurs after such date, no Issuance of any Company Equity (as defined below) by the Company may occur without the prior written consent of Cannon, which consent may be withheld at Cannon's sole and absolute discretion; provided that the foregoing shall not be deemed to prohibit Issuance to its employees or outside business consultants of shares of or options for common stock of the Company in the ordinary course of business under compensation arrangements or stock option plans.

         1.2. Transfers in Violation of Section 1.1. No purported Issuance of Company Equity by the Company in violation of Section 1.1 will be valid or effective. In the case of an Issuance or attempted Issuance of any Company Equity that is not a permitted Issuance under Section 1.1, the Company will be liable to indemnify and hold harmless Cannon from all costs, liabilities, and damages that it or its affiliate may incur (including incremental tax liability and attorneys' fees and expenses) as a result of such Issuance or attempted Issuance and efforts to enforce the indemnity granted hereby.

         1.3. Notice of Desire to Issue.

                  (a) In the event that the Company desires to Issue any time prior to December 31, 2005 any Company Equity in a transaction which requires the prior written consent of Cannon pursuant to Section 1.1 hereof, the Company will give to Cannon a written notice (the "Offer Notice") setting forth the terms upon which it proposes to Issue such Company Equity, the price (which may be denominated solely in U.S. dollars) and the nature and amount of the Company Equity it desires to Issue (the "Offered Interest") and a written offer consistent with the terms hereof (the "Firm Offer") to sell the Offered Interest to Cannon at the price (the "Offer Price") and on terms set forth in the Offer Notice and closing of the transaction contemplated by the Firm Offer, if accepted in accordance herewith, shall occur as described in Section 1.4(c).

         1.4. Right of First Refusal.

                  (a) Offer Period. The Firm Offer will be irrevocable for a period (the "Offer Period") ending at 11:59 p.m., local time at the Company's principal place of business or residence, as applicable, on the day which is thirty (30) days after delivery of the Offer Notice.

                  (b) Acceptance of Firm Offer. At any time during the Offer Period, Cannon may accept the Firm Offer by giving written notice of such acceptance to the Company. If Cannon does not accept the Firm Offer as to all of the Offered Interest during the Offer Period, the Firm Offer will be deemed to be rejected in its entirety.

                  (c) Closing of Purchase Pursuant to Firm Offer. In the event that the Firm Offer is accepted, the closing of the sale of the Offered Interest will take place within sixty (60) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Company and Cannon will execute such documents and instruments as may be necessary or appropriate to affect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this
         Section 1.4.

                  (d) Sale Pursuant to Purchase Offer if Firm Offer Rejected. If the Firm Offer is not accepted in the manner set forth above, Cannon shall be deemed to have consented to the Issuance contemplated by the Offer Notice and the Company may at a single closing sell all but not less than all Offered Interest to one or more purchasers at any time within sixty (60) days after the last day of the Offer Period, provided that such sale will be made on terms and at a price no more favorable than the terms contained in the Firm Offer. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest will again become subject to all of the conditions and restrictions of this Agreement, including this Section 1.4.

         1.5. Negotiation Right. In the event that the Company desires to Issue any time after December 31, 2005 but during the term hereof any Company Equity, the Company will give to Cannon a written notice (the "Proposed Issuance Notice") setting forth the terms upon which it proposes to Issue such Company Equity, the price (which may be denominated solely in U.S. dollars) and the nature and amount of the Company Equity it desires to Issue. Unless Cannon consents to the contrary in writing, the Company shall upon Cannon's request negotiate exclusively with Cannon as to the terms the purchase of such Company Equity by Cannon or its affiliates for a period of thirty (30) days following delivery of the Proposed Issuance Notice. The foregoing shall not be deemed to apply to a proposed Issuance to employees or outside business consultants of the Company of shares of or options for common stock of the Company in the ordinary course of business under compensation arrangements or stock option plans.

         1.6. Definitions. For purposes of the foregoing:

                  (a) "Issuance" means any issuance, sale, transfer, pledge, encumbrance, gift or other disposition, whether voluntary, involuntary, by operation of law, or otherwise, and the term "Issue" shall be given a corresponding meaning.

                  (b) "Company Equity" means any shares or other equity interests in the Company of whatever class, series or designation, including warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Company is obligated to issue, sell, purchase, retire or redeem any shares or other equity interests of the Company.

                                   ARTICLE 2.
                             BOARD ATTENDANCE RIGHTS

The Company grants to Cannon the right, during the term of this Agreement, to designate one person to attend in a nonvoting observer capacity all meetings of the Board of Directors of the Company. The Company agrees to provide the designee of Cannon copies of notices, minutes, consents, and other materials that the Company provides to its directors at the same time such materials are provided to the directors.
ARTICLE 3.
                                      TERM

This Agreement shall commence on the date hereof and continue for one (1) year from the date hereof.

                                   ARTICLE 4.
                                  MISCELLANEOUS

         4.1. Assignment. This Agreement may not be assigned by the Company without the prior written consent of Cannon, which may be withheld at its sole and absolute discretion. Cannon may assign this Agreement to any person or entity acquiring the entirety of its Company Equity.

         4.2. Entire Agreement; Severability. This Agreement contains the entire agreement between the parties relating to the matters addressed herein and supersede all prior contracts or agreements, whether oral or written, relating to such subject matter. If one or more of the provisions of this Agreement or any application thereof are invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and any other application thereof will in no way be affected or impaired and any such provision will be enforced to the maximum extent possible by law.

         4.3. Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute a single agreement.

         4.4. Applicable Law. This Agreement and the legal relations created by it will in all respects, including with respect to construction, interpretation, performance, effect and remedies, be governed by and construed in accordance with the internal laws of the State of Minnesota (without regard to the laws of conflict of any jurisdiction).

         4.5. Notices. Any notice to be given or to be served upon any party in connection with this Agreement must be in writing and will be deemed to have been given and received upon the earlier of (i) when personally delivered, (ii) when delivered by facsimile, if the delivering party has written, mechanical proof of such facsimile delivery, (iii) one day after having been sent by recognized overnight delivery, and (iv) on the date of receipt indicated on the return receipt if mailed registered or certified mail, all addressed to the parties at the addresses set forth in this document for such parties, or to such other address as a party to whom notice is to be given may have previously furnished to the other parties in writing.

         4.6. Waivers. Neither the waiver by a party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder will thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder.

         4.7. Exercise of Rights. No failure or delay on the part of a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise have at law in equity or otherwise.

         4.8. Expenses. Each party will be responsible and bear all of their own costs and expenses incurred in connection with this Agreement.

         4.9. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified, except by an instrument in writing signed by all of the parties.

         The undersigned have duly executed this Agreement effective on the date set forth on the first page of this Agreement.

Cannon Equipment Company,                      Park City Group, Inc.,
a Minnesota corporation                        a Nevada corporation

By:_____________________________________       By:______________________________

Its:____________________________________       Its:_____________________________